Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated March 3, 2014, relating to the financial statements of Demandware, Inc., and the effectiveness of Demandware, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Demandware, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 3, 2014